Exhibit 99(c)

Principal Financial Officer TARP Certification Pursuant to

Emergency Economic Stabilization Act of 2008, as amended

I, Robert O. Bratton, certify, based on my knowledge, that:

1.	The compensation committee of Uwharrie Capital Corp has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on September 14, 2009, and ending December 31, 2009, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Uwharrie Capital Corp;

2.	The compensation committee of Uwharrie Capital Corp has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Uwharrie Capital Corp, and during that same applicable period has identified any features of the employee compensation plans that pose risks to Uwharrie Capital Corp and has limited those features to ensure that Uwharrie Capital Corp is not unnecessarily exposed to risks;

3.	The compensation committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Uwharrie Capital Corp to enhance the compensation of an employee and has limited any such features;

4.	The compensation committee of Uwharrie Capital Corp will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

5.	The compensation committee of Uwharrie Capital Corp will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Uwharrie Capital Corp; (B) Employee compensation plans that unnecessarily expose Uwharrie Capital Corp to risks; and (C) Employee compensation plans that could encourage the manipulation of reported earnings of Uwharrie Capital Corp to enhance the compensation of an employee;

6.	Uwharrie Capital Corp has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

7.	Uwharrie Capital Corp has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009 and ending December 31, 2009;

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8.	Uwharrie Capital Corp has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending December 31, 2009.

9.	The board of directors of Uwharrie Capital Corp has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy has been provided to Treasury and its primary regulatory agency; Uwharrie Capital Corp and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

10.	Uwharrie Capital Corp will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning June 15, 2009 and ending December 31, 2009;

11.	Uwharrie Capital Corp will disclose the amount, nature, and justification for the offering during the period beginning June 15, 2009 and ending with the last day of Uwharrie Capital Corp’s fiscal year containing the date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

12.	Uwharrie Capital Corp will disclose whether Uwharrie Capital Corp, the board of directors of Uwharrie Capital Corp, or the compensation committee of Uwharrie Capital Corp has engaged during the period beginning June 15, 2009 and ending December 31, 2009, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

13.	Uwharrie Capital Corp has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning June 15, 2009 and ending December 31, 2009;

14.	Uwharrie Capital Corp has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Uwharrie Capital Corp and Treasury, including any amendments;

15.	Uwharrie Capital Corp has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

16.	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: March 16, 2010	By:	/s/ Robert O. Bratton
Robert O. Bratton
Chief Financial Officer

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